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                                                                  EXHIBIT (j)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the MainStay Funds and to the use of our report dated August 9, 2007 on the financial statements and financial highlights of McMorgan Principal Preservation Fund, McMorgan Intermediate Fixed Income Fund, McMorgan Fixed Income Fund, McMorgan High Yield Fund, McMorgan Balanced Fund, and McMorgan Equity Investment Fund, each a series of shares of beneficial interest of McMorgan Funds. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.


/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 7, 2007